Exhibit 99.1

BRINKER INTERNATIONAL REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
DALLAS (Aug. 10, 2017) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal fourth quarter and year ended June 28, 2017.
Highlights include the following:

•
For fiscal 2017, the fourth quarter and fiscal-year periods included 13 weeks and 52 weeks, respectively. For fiscal 2016, the fourth quarter and fiscal-year periods included 14 weeks and 53 weeks, respectively

•
On a GAAP basis, earnings per diluted share in the fourth quarter of fiscal 2017 decreased 7.3 percent to $1.02 compared to $1.10 for the fourth quarter of fiscal 2016[1]. On a GAAP basis, earnings per diluted share in fiscal 2017 decreased 14.0 percent to $2.94 compared to $3.42 for fiscal 2016[1]

•
Earnings per diluted share, excluding special items, in the fourth quarter of fiscal 2017 decreased 12.1 percent to $1.09 compared to $1.24 for the fourth quarter of fiscal 2016[1]. Earnings per diluted share, excluding special items, in fiscal 2017 decreased 9.9 percent to $3.20 compared to $3.55 for fiscal 2016[1] (see non-GAAP reconciliation below)

•
Brinker International's total revenues in the fourth quarter of fiscal 2017 decreased 8.1 percent to $810.7 million compared to the fourth quarter of fiscal 2016, and company sales in the fourth quarter of fiscal 2017 decreased 8.1 percent to $785.8 million compared to the fourth quarter of fiscal 2016, primarily attributable to one less operating week in the fourth quarter of 2017

•
Chili’s company-owned comparable restaurant sales[2] in the fourth quarter of fiscal 2017 decreased 2.2 percent compared to the fourth quarter of fiscal 2016. Chili's U.S. franchise comparable restaurant sales[2] in the fourth quarter of fiscal 2017 decreased 0.2 percent compared to the fourth quarter of fiscal 2016

•	Maggiano’s comparable restaurant sales[2] in the fourth quarter of fiscal 2017 increased 0.5 percent compared to the fourth quarter of fiscal 2016

•	Chili's international franchise comparable restaurant sales[2] in the fourth quarter of fiscal 2017 decreased 4.2 percent compared to the fourth quarter of fiscal 2016

•
Operating income, as a percent of total revenues, declined approximately 140 basis points to 9.9 percent in the fourth quarter of fiscal 2017 compared to 11.3 percent for the fourth quarter of fiscal 2016

•
Restaurant operating margin, as a percent of company sales, declined approximately 130 basis points to 17.0 percent in the fourth quarter of fiscal 2017 compared to 18.3 percent for the fourth quarter of fiscal 2016 (see non-GAAP reconciliation below)

•	For fiscal 2017, cash flows provided by operating activities were $312.9 million and capital expenditures totaled $102.6 million. Free cash flow was $210.3 million (see non-GAAP reconciliation below)

•	The company's Board of Directors authorized an additional $250 million in share repurchases which brings the total available authority to approximately $365 million

•
The company's Board of Directors approved a quarterly dividend of $0.38 per share on the common stock of the company, representing a 12 percent increase over the prior year. The dividend will be payable Sept. 28, 2017 to shareholders of record as of Sept. 8, 2017

"Our ability to again report adjusted earnings above expectations is a testament to our team’s ability to operate restaurants and supporting functions in a manner that delivers bottom line results," said Wyman Roberts, chief executive officer and president. "That being said, we are focusing our efforts on improving traffic at Chili’s through a quality food-driven experience."

Exhibit 99.1

1Prior year amounts are revised due to the correction of an immaterial error. Refer to disclosures in tables 6 and 7 in this press release for further information.
2 Amounts are calculated based on comparable 13 weeks in each fiscal quarter.

Table 1: Q4 and FY comparable restaurant sales1
Company-owned, reported brands and franchise; percentage

	Q4 17	Q4 16	FY 17	FY 16
Brinker International	(1.8)	(1.8)	(2.1)	(2.4)
Chili’s Company-Owned
Comparable Restaurant Sales	(2.2)	(1.8)	(2.3)	(2.6)
Pricing Impact	2.9	1.0	1.8	1.0
Mix-Shift[2]	1.4	1.3	1.7	0.1
Traffic	(6.5)	(4.1)	(5.8)	(3.7)
Maggiano’s
Comparable Restaurant Sales	0.5	(1.7)	(0.6)	(1.3)
Pricing Impact	1.0	1.8	2.1	1.9
Mix-Shift[2]	1.6	(2.5)	0.3	(1.6)
Traffic	(2.1)	(1.0)	(3.0)	(1.6)

Chili's Franchise[3]	(1.7)	(3.4)	(2.1)	(0.7)
U.S. Comparable Restaurant Sales	(0.2)	(2.1)	(1.1)	(1.2)
International Comparable Restaurant Sales	(4.2)	(5.5)	(3.7)	0.2

Chili's Domestic[4]	(1.7)	(1.8)	(2.0)	(2.2)
System-wide[5]	(1.8)	(2.2)	(2.1)	(1.9)

1
Comparable restaurant sales includes all restaurants that have been in operation for more than 18 months. Amounts are calculated based on comparable 13 weeks in each fiscal quarter and 52 weeks in each fiscal year.

2	Mix shift is calculated as the year-over-year percentage change in company sales resulting from the change in menu items ordered by guests.
3
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

4	Chili's Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili's restaurants in the United States.
5
System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise-operated Chili's restaurants.

Quarterly Operating Performance
CHILI’S fourth quarter company sales decreased 8.6 percent to $682.9 million from $747.3 million in the prior year primarily due to one less operating week in fiscal 2017 and a decline in comparable restaurant sales. As compared to the prior year, Chili's restaurant operating margin1 declined. Restaurant expenses, as a percent of company sales, increased due to sales deleverage, higher advertising and marketing related expenses and increased workers' compensation insurance expenses. Restaurant labor, as a percent of company sales, increased slightly compared to the prior year due to sales deleverage and higher wage rates, partially offset by lower manager bonuses. Cost of sales, as a percent of company sales, decreased due to increased menu pricing and favorable commodity pricing primarily related to beef and poultry, partially offset by unfavorable commodity pricing primarily related to avocados.

MAGGIANO’S fourth quarter company sales decreased 4.8 percent to $102.9 million from $108.1 million in the prior year primarily due to one less operating week in fiscal 2017, partially offset by an increase in comparable restaurant sales and restaurant capacity. As compared to the prior year, Maggiano's restaurant operating margin1 declined. Restaurant expenses, as a percent of company sales, increased primarily due to sales deleverage and higher advertising and workers' compensation insurance expenses. Restaurant labor, as a percent of company sales, was flat compared to the prior year. Cost of sales, as a percent of company sales, was negatively impacted by unfavorable menu item mix, partially offset by increased menu pricing.
1Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses and excludes Depreciation and amortization expenses. (See non-GAAP reconciliation below)

FRANCHISE AND OTHER revenues decreased 5.7 percent to $24.8 million for the fourth quarter of fiscal 2017 compared to $26.3 million in the prior year fourth quarter primarily due to lower digital entertainment revenue from one less operating week and a slight decrease in royalty income from franchisees.
Other
Depreciation and amortization expense decreased $0.2 million for the quarter compared to the fourth quarter of fiscal 2016 primarily due to an increase in fully-depreciated assets and restaurant closures, partially offset by depreciation on asset replacements and new restaurant openings.

General and administrative expense decreased $1.6 million for the quarter compared to the fourth quarter of fiscal 2016 primarily due to one less operating week and lower payroll and stock-based compensation expenses.

On a GAAP basis, the effective income tax rate decreased to 25.2 percent in the current quarter from 31.8 percent in the fourth quarter of fiscal 2016.  Excluding the impact of special items, the effective income tax rate decreased to 27.8 percent in the current quarter compared to 32.3 percent in the fourth quarter of fiscal 2016.   The decline in profit in the current quarter compared to the fourth quarter of fiscal 2016 coupled with no significant change in realized tax credits resulted in a decrease in both the GAAP basis effective tax rate and the effective tax rate excluding special items.  The decline in the GAAP basis effective tax rate in the current quarter was partially offset by the impact of lower restaurant impairment and closure charges compared to the fourth quarter of fiscal 2016.

Immaterial Correction of Prior Period Financial Statements
In connection with the preparation of the consolidated financial statements for the year ended June 28, 2017, the Company discovered immaterial errors in prior years relating to the accuracy of the deferred income tax liability, primarily related to property and equipment. While the Company has concluded that the impact of these errors on the Company's previously-issued consolidated financial statements was not material, the Company is revising its previously-reported consolidated financial statements for the fiscal years ended June 29, 2016 and June 24, 2015. The revisions include a net increase in the provision for income taxes of $0.1 million and $2.0 million for fiscal 2016 and 2015, respectively. These revisions resulted in no change to earnings per diluted share for fiscal 2016 and a $0.03 decrease for fiscal 2015. Please refer to tables 6 and 7 in this press release for further information relating to these revisions to prior periods. The cumulative effect of the changes to retained earnings at the beginning of fiscal 2016, the earliest date presented in the consolidated financial statements for the year ended June 28, 2017, was a reduction of $12.4 million.
Fiscal 2018 Outlook
The company estimates earnings per diluted share, excluding special items, in the range of $3.25 to $3.35.  We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort.  As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding US GAAP measures.  When these items are reported in fiscal 2018, reconciliations to the appropriate US GAAP measures will be provided.  The non-GAAP measures included as a supplement to our estimated earnings per diluted share range are adjusted earnings per diluted share, restaurant operating margin, effective income tax rate excluding special items, free cash flow, and EBITDA.

Estimated earnings per diluted share are based on the following expectations:

•	Revenues are expected to be up approximately one half percent to 1.5 percent

•	Comparable restaurant sales are expected to be flat to up 1.0 percent

•	Restaurant operating margin is expected to be down approximately 25 to 40 basis points year-over-year

•
Depreciation expense is expected to be $2 to $3 million lower reflecting the impact of fully-depreciated assets coupled with lower capital expenditures. Capital expenditures are expected to be $105 to $115 million

•	General and administrative expense is expected to be $5 to $6 million higher on a dollar basis due to planning incentive compensation at target

•	Interest expense is expected to increase $8 to $9 million due to a higher debt balance and a higher anticipated average interest rate in fiscal 2018

•	Excluding the impact of special items, the effective income tax rate is projected to be approximately 27 to 29 percent

•	EBITDA is expected to be $420 to $430 million

•	Free cash flow is expected to be $205 to $215 million

•	Diluted weighted average shares outstanding is expected to be 47 to 49 million

The company believes providing estimated fiscal 2018 earnings per diluted share guidance provides investors the appropriate insight into the company's ongoing operating performance.

Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, excluding special items, and other key line items in the statements of comprehensive income and will only provide updates if there is a material change versus the original guidance. We do not provide annual guidance as it relates to US GAAP earnings per diluted share as we are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort.

Non-GAAP Measures
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the company’s operating results. Non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Reconciliations of these non-GAAP measures are included in the tables below.

Table 2: Reconciliation of net income excluding special items
Q4 17 and Q4 16; $ millions and $ per diluted share

Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

	Q4 17	EPS Q4 17	Q4 16[1]	EPS Q4 16[1]
Net Income	50.6	1.02	62.2	1.10
Special items[2]	7.2	0.14	11.7	0.21
Income tax effect related to special items	(2.6)	(0.05)	(4.4)	(0.07)
Special items, net of taxes	4.6	0.09	7.3	0.14
Adjustment for tax items[3]	(1.1)	(0.02)	0.2	—
Net Income excluding special items	54.1	1.09	69.7	1.24

Table 3: Reconciliation of net income excluding special items
FY 17 and FY 16; $ millions and $ per diluted share

	FY 17	EPS FY 17	FY 16[1]	EPS FY 16[1]
Net Income	$150.8	$2.94	$200.6	$3.42
Special items[2]	22.7	0.44	17.2	0.29
Income tax effect related to special items	(8.4)	(0.16)	(6.5)	(0.11)
Special items, net of taxes	14.3	0.28	10.7	0.18
Adjustment for tax items[3]	(1.1)	(0.02)	(3.2)	(0.05)
Net Income excluding special items	$164.0	$3.20	$208.1	$3.55

1	Prior-year amounts are revised due to the correction of an immaterial error. Refer to disclosures in tables 6 and 7 in this press release for further information.
2	See footnote "b" to the consolidated statements of comprehensive income for additional details on the composition of these amounts.
3	Amounts resulting from the favorable resolution of liabilities established for uncertain tax positions.

Table 4: Reconciliation of restaurant operating margin
Q4 17 and Q4 16; $ millions

Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. We define restaurant operating margin as Company sales less Company restaurant expenses, including Cost of sales, Restaurant labor and Restaurant expenses. Restaurant expenses includes advertising expense. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at company-owned restaurants, corporate general and administrative expense, depreciation and amortization, and other gains and charges.

Restaurant operating margin excludes Franchise and other revenues which are earned primarily from franchise royalties and other non-food and beverage revenue streams such as banquet service charges, digital entertainment revenues and gift card breakage. Depreciation and amortization expense, substantially all of which is related to restaurant-level assets, is excluded because such expenses represent historical costs which do not reflect current cash outlays for the restaurants. General and administrative expense includes primarily non-restaurant-level costs associated with support of the restaurants and other activities at our corporate offices and is therefore excluded. We believe that excluding special items, included within Other gains and charges, from restaurant operating margin provides investors with a clearer perspective of the Company’s ongoing operating performance and a more useful comparison to prior period results. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.

	Q4F17	Q4F16
Operating income - GAAP	80.3	99.3
Operating income as a percent of total revenues	9.9%	11.3%

Operating income	80.3	99.3
Less: Franchise and other revenues	(24.8)	(26.3)
Plus: Depreciation and amortization	38.9	39.0
General and administrative	30.8	32.5
Other gains and charges	8.7	11.7
Restaurant operating margin - non-GAAP	133.9	156.2
Restaurant operating margin as a percent of company sales	17.0%	18.3%

Table 5: Reconciliation of free cash flow
FY 17; $ millions

Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements of our business operations.

Fifty-Two Week Period Ended June 28, 2017
Cash flows provided by operating activities - GAAP	312.9
Capital expenditures	(102.6)
Free cash flow - non-GAAP	210.3

Table 6: Immaterial correction of prior period financial statements
FY 16 and FY 15; $ thousands except per share amounts

In connection with the preparation of the consolidated financial statements for the year ended June 28, 2017, the Company discovered immaterial errors in prior years relating to the accuracy of the deferred income tax liability, primarily related to property and equipment. While the Company has concluded that the impact of these errors on the Company's previously-issued consolidated financial statements is not material, the Company has determined to revise its previously-reported consolidated financial statements for the years ended June 29, 2016 and June 24, 2015.
The revisions to our consolidated statements of comprehensive income for the years ended June 29, 2016 and June 24, 2015 are as follows:

	Fifty-Three Week Period Ended June 29, 2016		Fifty-Two Week Period Ended June 24, 2015
	As Reported	As Revised	As Reported	As Revised
Income before provision for income taxes	$286,387	$286,387	$284,277	284,277
Provision for income taxes	85,642	85,767	87,583	89,618
Net income	$200,745	$200,620	$196,694	$194,659

Basic net income per share	$3.47	$3.47	$3.12	$3.09

Diluted net income per share	$3.42	$3.42	$3.05	$3.02

Basic weighted average shares outstanding	57,895	57,895	63,072	63,072

Diluted weighted average shares outstanding	58,684	58,684	64,404	64,404

Other comprehensive loss:
Foreign currency translation adjustment	$(2,964)	$(2,964)	$(7,690)	$(7,690)
Other comprehensive loss	(2,964)	(2,964)	(7,690)	(7,690)
Comprehensive income	$197,781	$197,656	$189,004	$186,969
Table 7: Immaterial correction of prior period financial statements
FY 16; $ thousands

The revisions to our consolidated balance sheet as of June 29, 2016 were as follows:

	June 29, 2016
	As Reported	As Revised

Accounts receivable, net	$43,944	$45,612
Current assets	176,774	178,442
Deferred income taxes, net	27,003	14,325
Total other assets	249,534	236,856
Total assets	1,469,460	1,458,450

Income taxes payable	18,814	22,022
Other current liabilities	428,880	432,088
Other liabilities	139,423	137,682
Total shareholders’ deficit	(213,099)	(225,576)
Total liabilities and shareholders’ deficit	$1,469,460	$1,458,450
The revisions had no impact on cash flows from operating, investing, or financing activities on the consolidated statements of cash flows for fiscal years 2016 and 2015. The revisions to the consolidated statements of shareholders' deficit include the change to net income and the changes to comprehensive income, as noted above, and a $12.4 million decrease to retained earnings at the beginning of fiscal 2016.

 Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on Brinker's website at 9 a.m. CDT today (Aug. 10) -

http://investors.brinker.com/phoenix.zhtml?c=119205&p=irol-EventDetails&EventId=5260922

For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker's website until the end of the day Sept. 7, 2017.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker's website under the Financial Information section of the Investor tab.
Forward Calendar
- SEC Form 10-K for fiscal 2017 filing on or before Aug. 28, 2017; and
- First quarter earnings release, before market opens, Nov. 1, 2017.
About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of June 28, 2017, Brinker owned, operated, or franchised 1,674 restaurants under the names Chili’s® Grill & Bar (1,622 restaurants) and Maggiano’s Little Italy® (52 restaurants).
Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements. These risks and uncertainties are, in many instances, beyond our control. Such risks and uncertainties include, among other things, general business and economic conditions, financial and credit market conditions, litigation, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, loss of key management personnel, product availability, actions of activist shareholders, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, material weakness in internal control over financial reporting, governmental regulations, inflation, technology failures, and failure to protect the security of data of our guests and teammates, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Period Ended	Fourteen Week Period Ended (revised)	Fifty-Two Week Period Ended	Fifty-Three Week Period Ended (revised)
	June 28, 2017	June 29, 2016	June 28, 2017	June 29, 2016
Revenues:
Company sales	$785,836	$855,361	$3,062,579	$3,166,659
Franchise and other revenues (a)	24,825	26,320	88,258	90,830
Total revenues	810,661	881,681	3,150,837	3,257,489
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	203,579	224,440	791,321	840,204
Restaurant labor	257,051	279,131	1,017,945	1,036,005
Restaurant expenses	191,364	195,614	773,510	762,663
Company restaurant expenses	651,994	699,185	2,582,776	2,638,872
Depreciation and amortization	38,883	39,033	156,409	156,368
General and administrative	30,805	32,403	132,819	127,593
Other gains and charges (b)	8,671	11,726	22,655	17,180
Total operating costs and expenses	730,353	782,347	2,894,659	2,940,013
Operating income	80,308	99,334	256,178	317,476
Interest expense	13,439	8,497	49,547	32,574
Other, net	(793)	(375)	(1,877)	(1,485)
Income before provision for income taxes	67,662	91,212	208,508	286,387
Provision for income taxes	17,078	28,995	57,685	85,767
Net income	$50,584	$62,217	$150,823	$200,620

Basic net income per share	$1.03	$1.12	$2.98	$3.47

Diluted net income per share	$1.02	$1.10	$2.94	$3.42

Basic weighted average shares outstanding	48,917	55,657	50,638	57,895

Diluted weighted average shares outstanding	49,435	56,394	51,250	58,684

Other comprehensive income (loss):
Foreign currency translation adjustment (c)	$1,084	$330	$(327)	$(2,964)
Other comprehensive income (loss)	1,084	330	(327)	(2,964)
Comprehensive income	$51,668	$62,547	$150,496	$197,656

(a)
Franchise and other revenues primarily includes royalties, development fees, franchise fees, Maggiano's banquet service charge income, gift card breakage and discounts, digital entertainment revenue, Chili's retail food product royalties and delivery fee income.

(b)	Other gains and charges include:

	Thirteen Week Period Ended	Fourteen Week Period Ended	Fifty-Two Week Period Ended	Fifty-Three Week Period Ended
	June 28, 2017	June 29, 2016	June 28, 2017	June 29, 2016
Restaurant impairment charges	$3,338	$6,714	$5,190	$10,651
Lease guarantee charges	1,089	—	1,089	—
Accelerated depreciation	644	—	1,988	—
Restaurant closure charges	463	3,691	4,084	3,780
Severance and other benefits	369	936	6,591	3,304
Information technology restructuring	39	—	2,739	—
Gain on the sale of assets, net	(35)	—	(2,659)	(2,858)
Impairment of investment	—	—	—	1,000
Impairment of intangible assets	—	392	—	392
Litigation	—	(1,159)	—	(3,191)
Acquisition costs	—	—	—	700
Other	2,764	1,152	3,633	3,402
	$8,671	$11,726	$22,655	$17,180

(c)
The foreign currency translation adjustment included in comprehensive income on the consolidated statements of comprehensive income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the businesses.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 28, 2017	June 29, 2016 (revised)

ASSETS
Current assets	$154,392	$178,442
Net property and equipment (a)	1,000,614	1,043,152
Total other assets	258,694	236,856
Total assets	$1,413,700	$1,458,450
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current installments of long-term debt	$9,649	$3,563
Other current liabilities	436,779	432,088
Long-term debt, less current installments	1,319,829	1,110,693
Other liabilities	141,124	137,682
Total shareholders’ deficit	(493,681)	(225,576)
Total liabilities and shareholders’ deficit	$1,413,700	$1,458,450

(a)
At June 28, 2017, the company owned the land and buildings for 190 of the 1,003 company-owned restaurants. The net book values of the land totaled $143.2 million and the buildings totaled $97.3 million associated with these restaurants.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fifty-Two Week Period Ended	Fifty-Three Week Period Ended (revised)
	June 28, 2017	June 29, 2016
Cash Flows From Operating Activities:
Net income	$150,823	$200,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	156,409	156,368
Stock-based compensation	14,568	15,159
Restructure charges and other impairments	14,412	17,445
Net (gain) loss on disposal of assets	(377)	87
Changes in assets and liabilities	(22,949)	5,021
Net cash provided by operating activities	312,886	394,700
Cash Flows from Investing Activities:
Payments for property and equipment	(102,573)	(112,788)
Proceeds from sale of assets	3,157	4,256
Payment for business acquisition, net of cash acquired	—	(105,577)
Net cash used in investing activities	(99,416)	(214,109)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	350,000	—
Purchases of treasury stock	(370,877)	(284,905)
Payments on revolving credit facility	(388,000)	(110,000)
Borrowings on revolving credit facility	250,000	256,500
Payments of dividends	(70,771)	(74,066)
Payments for debt issuance costs	(10,216)	—
Proceeds from issuances of treasury stock	5,621	6,147
Payments on long-term debt	(3,832)	(3,402)
Excess tax benefits from stock-based compensation	2,223	5,460
Net cash used in financing activities	(235,852)	(204,266)
Net change in cash and cash equivalents	(22,382)	(23,675)
Cash and cash equivalents at beginning of year	31,446	55,121
Cash and cash equivalents at end of year	$9,064	$31,446

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	Fourth Quarter Openings Fiscal 2017	Total Restaurants June 28, 2017	Openings Fiscal 2017	Projected Openings Fiscal 2018
Company-owned restaurants:
Chili’s domestic	3	937	7	5-6
Chili’s international	—	14	1	—
Maggiano’s	—	52	2	1
Total company-owned	3	1,003	10	6-7
Franchise restaurants:
Chili’s domestic	1	315	6	6-8
Chili's international	14	356	30	38-43
Total franchise	15	671	36	44-51
Total restaurants:
Chili’s domestic	4	1,252	13	11-14
Chili's international	14	370	31	38-43
Maggiano’s	—	52	2	1
Grand total	18	1,674	46	50-58

FOR ADDITIONAL INFORMATION, CONTACT:
JOE TAYLOR
INVESTOR RELATIONS
investor.relations@brinker.com

AISHA FLETCHER
MEDIA RELATIONS
media.requests@brinker.com
(800) 775-7290

6820 LBJ FREEWAY
DALLAS, TEXAS 75240